UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 14, 2009

Commission File No.	Exact name of each Registrant as specified in its charter, state of incorporation, address of principal executive offices, telephone number	I.R.S. Employer Identification Number
1-8180	TECO ENERGY, INC.	59-2052286
(a Florida corporation)

TECO Plaza 702 N. Franklin Street Tampa, Florida 33602 (813) 228-1111

1-5007	TAMPA ELECTRIC COMPANY	59-0475140
(a Florida corporation)

TECO Plaza

702 N. Franklin Street

Tampa, Florida 33602

(813) 228-1111

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01:	Other Events.

On July 14, 2009, the Florida Public Service Commission (FPSC) approved Tampa Electric’s motion for reconsideration filed with the FPSC on May 15, 2009. As previously reported, Tampa Electric’s basis for its motion for reconsideration was to address a technical issue related to the reconciliation of the rate base to the capital structure in calculating the weighted average cost of capital. The approval of this motion results in an overall weighted cost of capital of 8.29 percent, compared to the 8.11 percent previously approved, and will result in an additional total increase in base revenues of approximately $9.8 million annually with $9.3 million of that amount for 2009 on a full year basis. Rates will reflect this increase effective August 13, 2009.

In the same meeting, the FPSC denied the motion for reconsideration related to the 2010 second step base rate increase filed by intervenors in this case, which included the Citizens of the State of Florida represented by the Office of Public Counsel, the Florida Retail Federation, the Florida Industrial Power Users Group, AARP and the Attorney General Office of the State of Florida, as a group.

Information related to these filings is available by following the link on the TECO Energy Website at www.tecoenergy.com on the Investors page, or on the FPSC Website at http://www.psc.state.fl.us/dockets/cms/docketdetails.aspx?docket=080317.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 20, 2009	TECO ENERGY, INC.
(Registrant)

/s/ G. L. GILLETTE
G. L. GILLETTE
Executive Vice President and Chief Financial Officer
(Principal Financial Officer)

Date: July 20, 2009	TAMPA ELECTRIC COMPANY
(Registrant)

/s/ G. L. GILLETTE
G. L. GILLETTE
Senior Vice President-Finance and Chief Financial Officer
(Principal Financial Officer)